As filed with the U.S. Securities and Exchange Commission on May 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1042001 (I.R.S. Employer Identification No.)

255 East Fifth Street, Suite 800
Cincinnati, Ohio 45202
(Address, including zip code, of registrant’s principal executive office)

Registrant’s telephone number, including area code: (877) 322-9530

First Financial Bancorp. 2020 Stock Plan
(Full title of the plans)

Karen B. Woods, Esq.
General Counsel

First Financial Bancorp.
255 East Fifth Street, Suite 2900

Cincinnati, OH 45202
(877) 322-9530
(Name, address including zip code, and telephone number including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting Registrant. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting Registrant)	Smaller reporting Registrant ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, without par value	4,400,000	$12.17(2)	$53,548,000(2)	$6,950.53

(1)	Represents 4,400,000 common shares of First Financial Bancorp. (the “Registrant”) available for issuance pursuant to the First Financial Bancorp. 2020 Stock Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding common shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and computed on the basis of the average of the high and low sales prices for a common share of the Registrant on May 22, 2020.

EXPLANATORY NOTE

First Financial Bancorp. (“First Financial” or the “Company”) is filing this Registration Statement to register 4,400,000 common shares, no par value, reserved for issuance under the First Financial Bancorp. 2020 Stock Plan (the “2020 Stock Plan”). The Board of Directors of First Financial recommended for approval and, on May 26, 2020, the shareholders of First Financial approved, the 2020 Stock Plan. The 2020 Stock Plan became effective on May 26, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement. The documents containing the information specified in Part I have been or will be delivered to the participants in the 2020 Stock Plan as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the SEC pursuant to the requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 21, 2020;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 8, 2020;

(c)	Current Reports on Form 8-K filed with the SEC on April 24, 2020, and April 30, 2020;

(d)	Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders, filed on April 16, 2020, and Supplemental Material to Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders, filed on May 13, 2020; and

(d)	the description of the Registrant’s Securities filed as Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 21, 2020, together with any amendment or report filed with the SEC for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement. Notwithstanding the foregoing, no report of the Compensation Committee of the Board of Directors of the Registrant, no Report of the Audit Committee of the Board of Directors of the Registrant and no performance graph included in any Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act shall be deemed to be incorporated herein by reference, and to the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is “furnished” to, rather than “filed” with, the SEC, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or deemed to be a part of this Registration Statement modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 1701.13(E)(1) of the Ohio General Corporation Law (“OGCL”), directors, officers, employees and agents of an Ohio corporation have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them in any action, suit or proceeding to the extent they are successful, on the merits or otherwise, in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding.

Section 1701.13(E)(1) of the OGCL permits a corporation to indemnify its directors, officers, employees or agents or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than actions by or in the right of a corporation or derivative actions, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding.

Under Section 1701.13(E)(2) of the OGCL, a corporation may also provide indemnification in actions by or in the right of a corporation or in derivative actions for expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions. A corporation may not indemnify a director, officer, employee or agent in actions by or in the right of the corporation or derivative actions for expenses (including attorneys' fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person's duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity as the court deems proper. In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the OGCL.

Section 1701.13(E)(5) of the OGCL permits a corporation to pay expenses (including attorneys' fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation's directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E)(6) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation's articles or regulations, any agreement, a vote of the corporation's shareholders or disinterested directors, or otherwise. In addition, Section 1701.13(E)(7) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The foregoing discussion is necessarily subject to the complete text of Section 1701.13(E) of the OGCL, which provides for indemnification of directors, officers and other parties in certain circumstances, and is qualified in its entirety by reference thereto.

Article SIXTH of the Amended and Restated Articles of Incorporation of the Company, as amended, provides that each person who is or was a director, officer, employee or agent of the Company shall be indemnified by the Company to the full extent permitted by the OGCL against any liability, cost or expense incurred by such person in such capacity, or arising out of such person's status as a director, officer, employee or agent of the Company. Article IV of the Amended and Restated Regulations of the Company, as amended, provides that the Company shall, to the full extent permitted by the OGCL, indemnify all persons whom it may indemnify.

The Company maintains insurance policies under which directors and officers of the Company and its subsidiaries are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or its subsidiaries.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS

See the Index to Exhibits attached hereto and beginning on page 4.

ITEM 9. UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	DESCRIPTION
4.1	Amended Articles of Incorporation of First Financial Bancorp. (reflecting all amendments filed with the Ohio Secretary of State) [for purposes of SEC reporting compliance only - not filed with the Ohio Secretary of State] (filed as Exhibit 3.2 to the Registrant’s Form S-3 on July 31, 2014, and incorporated hereby by reference) (File No. 333-197771)
4.2	Amended and Restated Regulations of First Financial Bancorp, amended as of July 28, 2015 (filed as Exhibit 3.1 to the the Registrant’s Current Report on Form 8-K filed on July 29, 2015 and incorporated herein by reference) (File No. 001-34762)
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP (filed herewith)
10.1	Form of Agreement for Restricted Stock Award For Non-Employee Directors (filed herewith)
23.1	Consent of Crowe LLP (filed herewith)
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (contained in Exhibit 5.1 hereto) (filed herewith)
24.1	Powers of Attorney (included on the signature page of this Registration Statement) (filed herewith)
99.1	First Financial Bancorp. 2020 Stock Plan (filed as Annex A to the Registrant’s Proxy Statement filed on April 16, 2020, and incorporated herein by reference) (File No. 001-34762)

‘SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, and the State of Ohio, on May 26, 2020.

First Financial Bancorp.

By:	/s/ Karen B. Woods
Karen B. Woods
General Counsel and Chief Risk Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Anderson, and Karen B. Woods, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 26, 2020.

Signature	Capacity

/s/ Archie M. Brown	President, Chief Executive Officer and Director
Archie M. Brown	(Principal Executive Officer)

/s/ James M. Anderson	Executive Vice President and Chief Financial Officer
James M. Anderson	(Principal Financial Officer)

/s/ Scott T. Crawley	Corporate Controller
Scott T. Crawley	(Principal Accounting Officer)

/s/ Claude E. Davis	Chairman of the Board and Director
Claude E. Davis

/s/ J. Wickliffe Ach	Director
J. Wickliffe Ach

/s/ William G. Barron	Director
William G. Barron

/s/ Vincent A. Berta	Director
Vincent A. Berta

/s/ Cynthia O. Booth	Director
Cynthia O. Booth

/s/ Corinne R. Finnerty	Director
Corinne R. Finnerty

/s/ Susan L. Knust	Director
Susan L. Knust

/s/ William J. Kramer	Director
William J. Kramer

/s/ John T. Neighbours	Director
John T. Neighbours

/s/ Thomas M. O’Brien	Director
Thomas M. O’Brien

/s/ Maribeth S. Rahe	Director
Maribeth S. Rahe